UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 22, 2009

SINOBIOPHARMA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-144910	26-3002371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

8 Zhong Tian Road Nantong City, Jiangsu Province, China 226009
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  011 - (86) 51-385328336

 Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 3.02.  Unregistered Sales of Equity Securities.

On December 22, 2009, the Sinobiopharma, Inc.’s (the “Company”) wholly-owned subsidiary, DongYing (Jiangsu) Pharmaceutical Limited Company (“DongYing”), entered into a patent transfer agreement with Lei Wang, a third party, and Lequn Huang, the Company’s chief executive officer and director, for the transfer of a patent, “Composition for Lyophilized Powder of Atracurium,” jointly owned by Mr. Wang and Mr. Huang.  As consideration for the patent, the Company issued 8,000,000 shares of the Company’s common stock to Mr. Wang and further agreed to (i) undertake its commercially reasonable best efforts to seek shareholder, board, and relevant governmental approval to authorize a class of blank check preferred stock, and (ii) following the effectiveness of the authorization of blank check preferred stock, designate and issue such number of shares of preferred stock as to give Mr. Huang approximately 51% of the voting rights and 0% of the equity rights of the Company.  Should the Company fail to obtain sufficient approval to authorize any preferred stock after having made commercially reasonable best efforts to do so, Mr. Huang waived his right to redress under the dispute settlement terms of the agreement.

The issuance of the common stock to Lei Wang was exempt from registration under Section 4(2) of the Securities Act based upon our compliance with Regulation S as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Mr. Wang acquired the Company’s common stock for investment purposes for his own respective accounts and not as a nominee or agent, and not with a view to the resale or distribution thereof, with the understanding that the common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. Transfers of such shares were restricted by the Company in accordance with the requirements of the Securities Act.   Mr. Wang was provided with access to our Securities and Exchange Commission filings.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1 Patent Transfer Agreement dated December 22, 2009 by and among DongYing (Jiangsu) Pharmaceutical Limited Company, Lei Wang, Lequn Huang, and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2009

SINOBIOPHARMA, INC.

By: /s/ Lequn Huang
Lequn Huang
Chief Executive Officer